Exhibit 99.1

USANA Board Authorizes Additional $30 Million for Share Repurchases

    SALT LAKE CITY--(BUSINESS WIRE)--May 3, 2005--USANA Health Sciences Inc. (Nasdaq: USNA) today announced that its board of directors has authorized an additional $30 million for share repurchases of its outstanding common stock.
    Repurchases will be made from time to time, in the open market, through block trades or otherwise, and will be funded with internally generated cash. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.
    On April 22, 2005, USANA announced that it had increased the amount available for additional share repurchases to $10 million. Repurchases under that previous authorization have been completed. During 2004, the company repurchased a total of 1.2 million shares for a total investment of $34.9 million or an average of $29.02 per share.
    USANA had 18,927,128 common shares outstanding as of April 29, 2005.

    About USANA

    USANA develops and manufactures high-quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com